Exhibit 99.1

CADENCE / CONFERENCE CALL / JULY 30, 2008

Cadence Pharmaceuticals, Inc.

Conference Call Transcript

Event:	Conference Call

Topic:	FDA Feedback Regarding Acetavance Clinical Development Program

Date:	July 30, 2008

Time:	4:30 p.m. ET

Speakers:	Theodore R. Schroeder, President and Chief Executive Officer

William R. LaRue, Senior Vice President and Chief Financial Officer

James B. Breitmeyer, M.D., Ph.D., Executive Vice President, Development and Chief Medical Officer

Operator:	Good afternoon and welcome to the Cadence Pharmaceuticals conference call. At this time I would like to inform you that this conference is being recorded and that all participants are in a “listen only” mode. At the request of the company, we will open up the conference up for questions and answers after the management presentation. Should you have any problems during the call, please press star 0 for the conference call operator. Our first speaker is Bill LaRue, Senior Vice President and Chief Financial Officer of Cadence Pharmaceuticals. Go ahead, sir.

Bill:	Good afternoon everyone and thank you for joining us today to discuss our announcement today regarding the FDA’s response to our request for guidance on our clinical development program for Acetavance.

On the call with me today are Ted Schroeder, Cadence’s President and CEO, and Dr. Jim Breitmeyer, the company’s Executive Vice President and Chief Medical Officer.

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Before we get started, I would like to remind everyone that statements included in this conference call that are not a description of historical facts are forward-looking statements. These include statements regarding the FDA’s concurrence with our proposal that, assuming positive results, our Acetavance clinical development program will be sufficient for submitting an NDA, and that we will not need to conduct any additional pivotal efficacy clinical trials; our belief that the advice received from the FDA will have positive implications for our company and our clinical development program; our interpretation of the results of the completed clinical trials, including our belief that the published studies will provide strong support for our NDA; the timeframes in which we expect to complete enrollment in ongoing clinical trials and submit an NDA for Acetavance; and our belief that there is a significant unmet need and market for Acetavance.

The inclusion of forward-looking statements should not be regarded as a representation that any of our plans will be achieved. Our company’s actual results may differ materially from those discussed in this conference call due to the risks and uncertainties inherent in our business, including: the FDA may require us to complete additional clinical, non-clinical or other requirements prior to submitting an NDA, or in order to obtain approval of an NDA; our clinical trials may produce negative or inconclusive results, or may be inconsistent with previously conducted clinical trials; the outcomes of final analyses of data from our clinical trials may vary from the initial analyses, and the FDA may not agree with our interpretation of those results; the clinical trial data we submit with the NDA may demonstrate inadequate therapeutic efficacy for Acetavance, and adverse side effects may be more prevalent or more severe than anticipated; we may experience delays in completing important pre-commercialization manufacturing development activities for Acetavance, such as the production of batches required to perform stability studies, and we may be required to perform additional pre-clinical or clinical testing as a result of changes to our manufacturing process; the market potential for Acetavance may be less than we anticipate, and the product may not compete successfully against existing or new products for treating pain and fever; our patent rights for Acetavance are limited to a specific formulation of acetaminophen, and our market opportunity may be limited by a lack of patent protection for the active ingredient;

we may require substantial additional funding to complete our development program and, if approved, to successfully launch Acetavance, and we may not be able to raise sufficient capital when needed, or at all; and other risks detailed in our prior press releases, as well as in our periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only of the date hereof.

All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update the information presented today. This caution is made under Section 21E of the Private Securities Litigation Reform Act of 1995.

If anyone has not seen our press release issued earlier today, you can access it on our web site at www.cadencepharm.com. Additionally, this conference call is being webcast through the company’s web site and will be archived there for future reference. I will now turn the call over to Ted.

Ted:	Thank you, Bill. Good afternoon and thanks to each of you for joining us today. Earlier today, we announced that we have received the FDA’s response to our request for advice regarding our ongoing clinical development program for Acetavance. We are extremely pleased with the outcome of our communications with the agency and believe the FDA’s feedback has very positive implications for the company and for our clinical development program.

In its written response, the FDA indicated that our proposed clinical development program for Acetavance is sufficient for the submission of an NDA for Acetavance for the treatment of both pain and fever in adults and children. This plan includes only two pivotal efficacy trials - the previously completed pivotal trial in post-operative orthopedic pain, known as the Sinatra Study, and our pivotal trial in adult fever, which was completed earlier this year and is referred to as Study 302.

The clinical development plan also includes three ongoing clinical trials - a pediatric pharmacokinetic trial known as Study 102, and safety studies in adults and children, referred to respectively as Studies 351 and 352. We currently anticipate completing enrollment in Study 351 this quarter and completing enrollment in Studies 102 and 352 in the fourth quarter of this year.

We believe that the key implication of the FDA’s feedback is that we are not required to conduct another 48 hour clinical trial or initiate any other clinical trials of Acetavance prior to submitting the NDA. In addition, consistent with the FDA’s feedback, the ongoing abdominal laparoscopic surgery trial, known as Study 304, is also not required for NDA submission. Therefore, based on the agency’s response, our clinical development program for Acetavance will be complete once we finish our ongoing Study 102 to evaluate pediatric pharmacokinetics, our adult safety Study 351, and our pediatric safety Study 352.

Now I’d like to turn the call over to Jim Breitmeyer for a brief discussion of what got us to this point with FDA.

Jim:	Thank you, Ted. Since our Cadence’s End of Phase II Meeting with the FDA in August 2006, we have provided the agency with important additional information regarding the safety and efficacy of Acetavance. I’d like to take a moment to recap some of those results:

•	In Study 101, which was an adult pharmacokinetic study, Acetavance did not accumulate in patients after multiple doses over 48 hours, which is an important finding consistent with the safety profile.

•	In Study 301, an abdominal gynecologic surgery study, Acetavance’s safety profile was similar to placebo after administration of eight doses over 48 hours.

•	In Study 302, Acetavance was more effective than placebo in reducing fever over six hours.

From a safety standpoint, over 600 subjects have now been treated with Acetavance in placebo-controlled trials conducted by Cadence and BMS, and Acetavance has consistently demonstrated a safety profile comparable to placebo. Importantly, the incidence of liver enzyme elevations has been no different with Acetavance compared to placebo.

We also provided the FDA with important new data from independent studies published in the literature which support the safety and efficacy of Acetavance. These include:

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A study published in Anesthesia & Analgesia that demonstrated a reduction in opioid usage and no effect of intravenous acetaminophen on kidney function in elderly patients undergoing orthopedic surgery;

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A study published in the European Archives of Oto-Rhino-Laryngology that demonstrated that intravenous acetaminophen was superior to placebo for pain management after tonsillectomy. In this particular study, more than 70% of patients receiving intravenous acetaminophen did not require opioids, while every patient on the control arm did require opioids; and, lastly

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A study published in the European Journal of Cardio-Thoracic Surgery that demonstrated that intravenous acetaminophen was superior to placebo for pain management after cardiac surgery with a midline sternotomy.

Other additional important data have also recently become available. In May, Cadence announced that in Study 303 for the treatment of fever, Acetavance achieved a more rapid onset of action compared to oral acetaminophen. Also, two other independent studies published in the last three months, one in the British Journal of Anesthesia and one in Pediatric Anaesthesia, demonstrated excellent hepatic tolerance of repeated administration of intravenous acetaminophen over multiple days in more than 230 neonatal infants.

We believe that this collection of safety and efficacy data across controlled clinical trials, supplemented by the recently published data, will support a strong NDA submission package for Acetavance, and we look forward to moving ahead with preparations for the submission. With that, I’ll turn the call back to Ted.

Ted:	Thanks, Jim. Switching gears briefly to our regulatory timelines, we currently anticipate submitting the Acetavance NDA in the second quarter of 2009. As we have indicated previously, as part of our NDA submission, we are required to provide product stability data for Acetavance. These activities are currently on track to allow us to meet the second quarter 2009 NDA filing target.

In closing, we continue to believe that there is a significant unmet need among patients and the physicians who treat them for a safe and effective treatment for pain and fever in adults and children. If approved, we believe that Acetavance will be particularly valuable in clinical settings where patients cannot take oral medication or require a more rapid onset of action. With clear guidance from the FDA on our clinical development program, we can now focus on wrapping up the ongoing development activities and preparing to submit the Acetavance NDA.

With that, I would like to turn the call back to the operator and open the lines for questions. Operator?

Operator:	Thank you Mr. Schroeder. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star and the number 1 on your pushbutton telephone. If you wish to withdraw your question, you may do so by pressing star and the number 2.

Please stand by for your first question. We will go first to Charles Duncan of JMP Securities.

Ted:	Hello Charles.

Charles:	Hi guys, thanks for taking my question. First of all, I want to offer my congratulations on probably a tough discussion successfully completed.

Ted:	Thank you

Charles:	My first question is on Study 304. I know it is not required, but do you plan to finish that abdominal surgery trial?

Jim:	We haven’t changed our plans with Study 304. The FDA told us that is not required for the NDA, but we are maintaining the same guidance for the study.

Charles:	I’m sorry, can you remind me what that guidance was?

Jim:	Sure, that was to have the last patient enrolled in the third quarter and to have results available in the second half, which would be fourth quarter at this point.

Charles:	So the results will be available before you file, correct?

Jim:	That’s right.

Charles:	Ok, good. Then with regard to the timelines to the NDA, besides the completion of the stability studies are there any other kind of gating factors, as well as the 102 and 352, any other gating things that you need to complete before you can get that filed, that application on file?

Jim:	That is the primary gate, the manufacturing data.

Charles:	And then with regard to, you plan to submit a 505(b) 2, is it your plan to see that reviewed in six months or twelve months, what is your guidance on that?

Jim:	We are projecting a standard review cycle. So that would be in a ten- to twelve- month time frame.

Charles:	OK, thanks for taking my questions. Congratulations.

Ted:	Thanks, Charles.

Operator:	We will go next to David Steinberg of Deutsche Bank.

David:	Thanks, congrats as well.

Ted:	Thanks, David.

David:	A couple of questions. First could you get us up to date on sales or units for the product in Europe?

Ted:	Yes, so the most recent we have is for the end of 2007. And BMS’s sales in Europe in 2007 exceeded 80 million doses, which was just over $200 million in sales.

David:	OK, and then, in your discussions with the FDA, you obviously had previous discussions before you embarked on the Phase III program, what data came up or why did they change their view that you only need to do one study now and previously they expected you to do two? Any issues there you can discuss?

Jim:	Well, we can only speculate because we weren’t there for the internal discussions, but we believe that we made a compelling case that additional safety and efficacy information had become available since we last talked to them about the clinical development plan. Much of which I indicated in my previous comments. And, we also provided some examples of other 505(b)2 applications where a single efficacy study for an indication had been sufficient.

David:	OK, then a final question. You mentioned, Jim, this data from the laproscopic study would be available in Q4, can you just get us up to date on when the Phase III study for Omigard would be complete and which one would come first in your view?

Jim:	We don’t have granularity to handicap the two against each other and the two teams are having some lively competitiveness about this, but we are also guiding to a Q4 availability of the CLIRS trial data.

Ted:	They are neck-and-neck at this point.

David:	OK, thanks.

Ted:	Thank you, sure.

Operator:	We will go next to Adam Cutler with Canaccord Adams

Adam:	Hi, thanks for taking the question. I am wondering if you can just give us some color on perhaps any communication from the FDA regarding any change in scope of the label, given that they won’t require any additional studies? So do you expect that you will have a 24 hour label or as before you might have been going for a 48 hour label or do you think it will restricted to post operative pain after orthopedic surgery? I suspect that these issues probably won’t matter in a commercial sense, but I am curious what you might think the label might look like based on the data that you plan to submit.

Jim:	Your direct question, we have not had labeling discussions as part of this exchange of information with the FDA. I don’t think we are prepared to speculate around our specific label. I would say that in other - there isn’t a lot of precedent for the FDA to restrict to an orthopedic indication, as you suggested. And, so that would be a surprise. But I also agree with you that the types of labeling alternatives that you are describing would have a minimal commercial impact.

Ted:	Just to be clear, Adam, there is nothing in the FDA response that would lead us to believe that they have a different view on the labeling, on the final label.

Adam:	OK.

Jim:	Yes, I agree with Ted exactly.

Adam:	Then just one other question, on the stability that you need to generate, can you just remind us on how far you are through that process?

Ted:	Sure, we have been working with our third party manufacturer, Baxter, as you know, to bring the equipment on line. It involves quite a bit of transferring the manufacturing process. It is a complicated process with the purchase, installation and qualification of the machinery. The process is currently being run on five manufacturing lines at three facilities in Europe. So we are confident in our ability to complete the manufacturing development activities. Our current schedule calls for us to complete these activities and manufacture the registration batches that we will use to generate stability data during this quarter.

Adam:	OK, great, thanks a lot.

Operator:	We will go next to Leland Gershell with Cowen and Company.

Leland:	Thanks for taking my question and congratulations as well on the good news. Want to just ask on the 304 trial, since we are looking at a different dosing regimen with the 650 every four hours, how do the mechanics work there? Will you then be submitting your NDA to include an approval for that dose, as well, with the data you have at hand?

Jim:	This is Jim - if we feel we have sufficient support for the 650 milligram dose at the time of the submission of the NDA, then we will include it in the package, yes.

Leland:	OK, and it is fair to say that since 304 data is not material to the filing, that lets say in a worse case scenario, that if the trial misses its endpoint, it would not have an impact on the NDA.

Jim:	We would agree with that statement, yes.

Leland:	OK, great, thanks again for taking the questions.

Ted:	Thanks, Leland.

Operator:	We will go next to Vincent Xiang with Franklin Advisors.

Vincent:	OK, thanks for taking my questions. First of all, before you even finish the 301, 302 and all the way to the 304 trial you discussed with FDA regarding the design of trial and sent in that potential label. But now, I just wonder is there anything different from the FDA standpoint of view with regard to the label?

Ted:	In the letter we received there was no mention from FDA of any change in their view of what the label would be going forward. But, as Jim mentioned earlier, the very last thing you do for a submission prior to approval is negotiate the final label. We have no indication that the FDA is considering a different label than our initial discussions.

Vincent:	So, now that the efficacy endpoint is solely dependent on the Sinatra, as well as the 302 trial, so what kind of label do you envision or you can guide us? Is that it would be broad, you know, a surgical-based pain - surgical plus fever?

Ted:	We would expect a label that is indicated for the treatment of acute pain, usually in the post-operative setting, and for the treatment of fever. In adults and children.

Vincent:	So it would be a broad label?

Ted:	Yes, that would be our expectation.

Vincent:	Great, and my last question is a little bit of clarification on the adult and pediatric PK and safety trial and the timeline that data will be available. At the end of this year, or what is your guideline on that?

Jim:	We do anticipate that the ongoing studies would be completed by the end of the year. Given that they are descriptive studies, that is, collecting pharmacokinetics and safety information, it’s not clear that the results would come in a form that would be suitable for a press release. But we do intend to keep the investment community updated as to the status of the studies.

Vincent:	And the drug stability is a separate trial?

Ted:	That’s on the actual product itself, and there is a well-described procedure for developing stability data with a change of manufacturer. So that is when actual commercial vials are put in to stability.

Vincent:	So when can we have data from that?

Ted:	That will be available in time when to submit the NDA in the second quarter of next year.

Vincent:	Thank you.

Ted:	You bet.

Operator:	As a reminder, ladies and gentlemen, if you do have a question, please press star one on your pushbutton telephone at this time. [Pause.] At this time there are no further questions, so I’ll turn the conference back to Mr. Schroeder.

Ted:

Well thank you all again for participating in our conference today. We look forward to our next scheduled call which will be on August 7th to discuss our financial results for the second quarter 2009. Thanks and have a good evening. That’s 2008, sorry.

Operator:	Ladies and gentlemen, this concludes our conference call. All parties may now disconnect.